As filed with the Securities and Exchange Commission on July 19, 2012

Registration No. 333-_____

United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHAMPIONS ONCOLOGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	52-1401755
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or	Identification No.)
Organization)

One University Plaza, Suite 307, Hackensack, New Jersey	07601
(Address of Principal Executive Offices)	(Zip Code)

Champions Oncology, Inc. 2010 Equity Incentive Plan
(Full Title of the Plan)

Joel Ackerman, Chief Executive Officer, One University Plaza, Suite 307, Hackensack, New Jersey 07601
(Name, Address, Including Zip Code of Agent for Service)

(201) 808-8400
(Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Hillel Tendler, Esquire

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.,

One South Street, 27th Floor,

Baltimore, Maryland 21202

Tel 410-332-8552 Fax 410-332-8553

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐   Accelerated Filer ☐   Non-Accelerated Filer ☐   Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, $0.001 par value per share	30,000,000	$0.41	(2)	$12,300,000	(2)	$1,409.58

(1)	In the event of a stock split, stock dividend or similar transaction involving the Registrant’s common stock, $0.001 par value per share (“Common Stock”), the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Share is the average bid and ask prices of our Common Stock is traded over-the-counter and quoted on the electronic Bulletin Board maintained by the National Association of Securities Dealers on July 16, 2012 (rounded up to the nearest cent).

Part I: Information ReqUired in the SECTION 10(a) Prospectus

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II: Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents filed with the Commission (File No. 001-31747):

(i)	Annual Report on Form 10-K for the fiscal year ended April 30, 2012;

(ii)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since April 30, 2012;

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such documents, except as to any portion of any future annual, quarterly or current report or document which, pursuant to such report or document or rules of the Commission, is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

The Registrant has authority to issue an aggregate of 125,500,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”). As of the date hereof, there are 47,074,942 (excluding 3,236,000 shares of treasury stock) shares of Common Stock outstanding.

Shares of Common Stock are traded over-the-counter and quoted on the electronic Bulletin Board maintained by the National Association of Securities Dealers under the symbol “CSBR”. Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of directors out of funds legally available. In the event of liquidation, dissolution, or winding up, holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s By-laws provide that the Registrant shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article Eighth of the Registrant’s Certificate of Incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

The Registrant maintains director and officer insurance coverage.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.

5.1	Opinion of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
10.1	Champions Oncology, Inc. 2010 Equity Incentive Plan
23.1	Consent of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included in signature page)

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

1.          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

2.          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) of 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act an is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey on July 18, 2012.

CHAMPIONS ONCOLOGY, INC.

By:	/s/ Joel Ackerman
Joel Ackerman
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Joel Ackerman and Gary Gemignani and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Champions Oncology, Inc. to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-8 under the Securities Act of 1933, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:

Name	Title	Date

/s/ Joel Ackerman	Chief Executive Officer and Director	July 18, 2012
Joel Ackerman

/s/ Ronnie Morris	President	July 18, 2012
Ronnie Morris

/s/ Gary Gemignani	Chief Financial Officer, Principal Accounting Officer	July 18, 2012
Gary Gemignani

/s/ David Sidransky	Director, Chairman of the Board of Directors	July 18, 2012
David Sidransky

/s/ James M. Martell	Director	July 18, 2012
James M. Martell

/s/ Abba D. Poliakoff	Director	July 18, 2012
Abba D. Poliakoff

/s/ Ana I. Stancic	Director	July 18, 2012
Ana I. Stancic

/s/ Scott R. Tobin	Director	July 18, 2012
Scott R. Tobin

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